CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603

                        November 14, 1996



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

he Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:  The First Trust Special Situations Trust, Series 157

Gentlemen:

We have acted as counsel for Nike Securities L.P., Depositor of The First Trust Special Situations Trust, Series 157. (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trust of said Fund (the "Trust"), under a Trust Agreement, dated October 23, 1996 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trust will be administered, and investments by the Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. The Trust holds Equity Securities as such term is defined in the Prospectus.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

       I.    The  Trust  is  not  an  association  taxable  as  a
corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Internal Revenue Code of 1986 (the "Code"); under subpart E, subchapter J of Chapter 1 of the Code, income of the Trust will be treated as income of the Unit holders; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. A Unit holder's pro rata portion or distributions of cash or property with respect to Equity Securities ("dividends" as defined by Section 316 of the Code) except for designated capital gain dividends paid by Closed-End Fund, are taxable as ordinary income to the extent of the corporations current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unit Holder's tax basis in such Equity Securities, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Securities, shall be treated as gain from the sale or exchange of property.

      The price a Unit holder pays for his Units is allocated among his pro rata portion of each Equity Security held by the Trust (in proportion to the fair market values thereof on the valuation date nearest the date the Unit holder purchased his Units), in order to determine his initial tax basis for his pro rata portion of each Equity Security held by the Trust.

      II. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Equity Security held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units), in order to determine his tax basis for his pro rata portion of each Equity Security held by a Trust.

     III. Gain or loss will be recognized to a Unit holder upon redemption or sale of his Units, except to the extent an in kind distribution of Equity Securities is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for designated capital gain dividends, with respect to Equity Securities which are not taxable as ordinary income.

     IV. If the Trustee disposes of an Equity Security (whether by sale, exchange, liquidation, redemption, or otherwise) gain or loss will be recognized to the Unit holder and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the Equity Security disposed of. Initial basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Equity Securities of such Trust (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in each Equity Security must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends, except for designated capital gain dividends paid by the Closed-End Fund, with respect to Equity Securities which are not taxable as ordinary income.

     V. With respect to a Unit holder's pro rata portion of Equity Securities held by the Trust:

                (a)  Each Unit holder will be considered  to
          receive his pro rata portion of each distribution made on the Equity Securities, when such distribution is received by Trust. A distribution declared by the Closed-End Fund in October, November or December that is held by the Trust and paid during the following January will be treated as having been received by Unit holders on December 31 in that year such distribution was declared. To the extent that any distribution on the Equity Securities constitutes ordinary income, each Unit holder will be deemed to have received ordinary income when the distribution is deemed to be received by the Trust. To the extent any distribution constitutes a capital gain distribution with respect to a Closed-End Fund, each Unit holder will be deemed to have received a capital gain when the distribution is received by the Trust. To the extent that any distribution constitutes a return of capital, each Unit holder will be deemed to have received a return of capital when the distribution is received by the Trust.

                (b)   To  the extent that a distribution  is
          made on the Equity Securities which constitutes a return of capital, such distribution should be applied by a Unit holder to reduce his basis (determined in accordance with paragraph (II) hereof) in his pro rata portion of the Equity Securities held by the Trust until the total of all cash reductions reduces such basis to zero and thereafter should be reported by the Unit holder as a capital gain.

                (c)   If more than 50% of the value  of  the
          total assets of the Closed- End Fund consist of stock or securities in foreign corporations, the Closed-End Fund may elect to pass through to its shareholders the foreign income and similar taxes paid by the Closed-End Fund in order to enable its shareholders to take a credit (or deduction) for foreign income taxes paid by the Closed-End Fund. If this election is made, Unit holders of the Trust, because they deemed to own a pro rata portion of the Equity Securities held by the Trust, as described above, must include in their gross income, for federal income tax purposes, both their portion of dividends received by the Trust from the Closed-End Fund and also their portion of the amount which the Closed-End Fund deems to be their portion of foreign income taxes paid with respect to, or withheld from, dividends, interest, or other income of the Closed-End Fund from its foreign investments. Unit holders may then subtract from their federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations.

     IV. A Unit holder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by the Trust will generally be considered a capital gain except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Securities held by the Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year.

     VII. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unit holder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in the Equity Securities plus, possibly, cash. The potential federal income tax consequences that may occur under an in kind distribution with respect to each Equity Security will depend on whether or not a Unit holder receives cash in addition to Equity Securities. A Unit holder will not recognize gain or loss with respect to Equity Securities if a Unit holder only receives Equity Securities in exchange for his pro rata portion in each Equity Security held by the Trust. However, if a Unit holder also receives cash in exchange for a fractional interest in the Equity Security such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and its tax basis in such fractional interest in the Equity Security. Because the Trust will own many Equity Securities, a Unit holder who requests an in kind distribution will have to analyze the tax consequences with respect to each Equity Security owned by such Trust. The total amount of taxable gains (or losses) recognized upon such exchange will generally equal the sum of the gain (or loss) recognized under the rules described above by such Unit holder with respect to each Equity Security owned by the Trust.

     Dividends received by a Trust which are attributable to a corporation owning Units in a Trust and which are taxable as ordinary income may be eligible for the 70% dividends received deduction pursuant to Sections 243(a) of the Code, subject to limitations imposed by Sections 246 and 246A of the Code. It should be noted that various legislative proposals that would affect the dividends received deduction have been introduced.

     Each Unit holder's pro rata share of each expense paid by the Trust is deductible by the Unit holder to the same extent as though the expense had been paid directly by him. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees an employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individuals' adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes, United States tax consequences to non-U.S. Unit holders or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-13933) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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